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                                                                  EXHIBIT 10(ii)



                             EMPLOYMENT AGREEMENT
                             --------------------


     This EMPLOYMENT AGREEMENT (the "Agreement") is made as of April 16, 1999, between DOMINION RESOURCES, INC. (the "Company") and THOS. E. CAPPS (the "Executive").

                                   RECITALS:
                                   --------

     The Board of Directors of the Company (the "Board of Directors") recognizes that outstanding management of the Company is essential to advancing the best interests of the Company, its shareholders and its subsidiaries. The Board of Directors has and continues to believe that it is particularly important to have stable, excellent management. The Board of Directors has and continues to believe that this objective may be achieved by giving key management employees assurances of financial security for a period of time, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. To accomplish this purpose, the Company and the Executive entered into an agreement as of June 20, 1997, which replaced a prior agreement (the "1997 Employment Agreement").

     The Board of Directors wishes to foster an atmosphere of cooperation among the key management employees of the Company and its subsidiaries, and provide an incentive for such

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employees to continue to contribute to the future growth and success of the
Company and its subsidiaries. To accomplish this objective, the Organization and Compensation Committee of the Board of Directors (the "Committee") has recommended, and the Board of Directors has approved, entering into a new employment agreement with the Executive, which shall replace the Executive's 1997 Employment Agreement. The Company acknowledges that the Executive's contributions to the past and future growth and success of the Company have been and will continue to be substantial. The Company and the Executive are entering into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote his full energy to the Company's affairs. The Executive has agreed to continue to be employed by the Company under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Agreement, the parties agree as follows:

     1.   Employment.  The Company will employ the Executive, and the Executive
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will continue in the employment of the Company, as Chief Executive Officer and
President of the Company for the period beginning on the date of this Agreement and ending on the date of the Company's annual meeting of shareholders in 2005 (the "Term of this Agreement"), according to the terms of this Agreement.

     2.   Duties.  The Company and the Executive agree that, during the Term of
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this Agreement, the Executive will be Chief Executive Officer of the Company and will report directly to the Board of Directors. During the Term of this Agreement, the Executive will

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continue to exercise such authority and perform such executive duties as are commensurate with his position as Chief Executive Officer. The Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), and (ii) will comply with the directions and orders of the Board of Directors of the Company with respect to the performance of his duties. The Executive shall also be President of the Company and will perform such executive duties as are commensurate with his position as President.

     3.   Effect on Other Agreements.  This Agreement sets forth the entire
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understanding of the parties with respect to the terms of the Executive's employment with the Company and its subsidiaries. This Agreement supersedes and replaces the Executive's 1997 Employment Agreement, which will terminate as of the date on which this Agreement is executed. This Agreement supersedes and replaces all agreements that were superseded and replaced by the 1997 Employment Agreement, including the Executive's Employment Continuity Agreement, the letter dated April 21, 1994 to the Executive from James F. Betts, the employment agreement between the Executive and the Company dated August 12, 1994, the employment agreement between the Executive and the Company dated April 12, 1995 as amended as of September 15, 1995 and any other employment agreements between the Executive and the Company or a subsidiary (collectively, the "Prior Agreements"). The term "employment agreement" as used in

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the preceding sentence does not include any retirement, incentive or benefit plan or program in which the Executive participates or the credited service agreement described in Section 5(c). The Executive and the Company agree that the Executive's Prior Agreements are null and void.

     4.   Compensation and Benefits.
          -------------------------

          (a) During the Term of this Agreement, while the Executive is employed by the Company, the Company will pay to the Executive the following salary and incentive awards for services rendered to the Company:

               (i) The Company will pay to the Executive an annual salary in an amount not less than the base salary in effect for the Executive as of the date on which this Agreement is executed. The Board of Directors will evaluate the Executive's performance at least annually and will consider annual increases in the Executive's salary based on the Executive's performance.

               (ii) The Executive will be entitled to receive incentive awards based on the Executive's job performance, if and to the extent that the Board of Directors determines that the Executive's performance merits payment of an award. The Board of Directors will make its determination consistent with the methodology used by the Board of Directors for compensating its senior management employees.

          (b) During the Term of this Agreement, while the Executive is employed by the Company, the Executive will be eligible to participate in a similar manner as other senior

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executives of the Company in retirement plans, cash and stock incentive plans, fringe benefit plans and other employee benefit plans and programs provided by the Company for its senior management employees from time to time.

     5.   Completion Benefits.
          -------------------

          (a) The Executive will be entitled to receive the following additional benefits upon his termination of employment with the Company:

               (i) The Executive's retirement benefits under the Company's Retirement Plan and Benefit Restoration Plan will be computed using compensation based on the Executive's highest rate of annual salary in effect at any time during his employment. The supplemental benefit to be provided under this subsection (i) will be provided as a supplemental benefit under this Agreement and will not be provided directly from the Retirement Plan.

               (ii) The Executive's "Final Compensation" under the Company's Executive Supplemental Retirement Plan (the "SRP") will be determined by computing the "Incentive Compensation Amount" as if the Executive's short-term incentive compensation target award was the unreduced percentage (which will be at least 45%) of his salary midpoint as approved by the Committee for the year (for example, for 1993 and 1994, the unreduced percentage was 45% of his salary midpoint, as compared to the reduced target that was used for 1993 and 1994 in order to make long-term compensation a larger part of the Executive's incentive

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          compensation for those years).

               (iii) The benefit under the SRP will continue to be computed as an equal periodic payment for 120 months, according to the SRP document. However, this periodic payment will be payable for the Executive's life (or for 120 payments, if longer).

               (iv) All restricted stock held by the Executive as of the date of termination of his employment will become fully vested (that is, transferable and nonforfeitable) as of the date of termination of his employment.

               (v) The Company will pay to the Executive a single lump sum payment equal to nine hundred fifty thousand dollars ($950,000) on the day following the date of termination of his employment.

          (b) In addition to the foregoing, the Executive will receive, upon his termination of employment with the Company before the annual meeting of shareholders in 2005, a single lump sum cash payment equal to the present value of the annual base salary and annual cash incentive awards (computed as described below) that the Executive is projected to receive for employment in the "Calculation Year" to the extent otherwise not paid for services rendered. For purposes of this Agreement, the Calculation Year is the period from the annual meeting of shareholders in 2004 until the annual meeting of shareholders in 2005. The lump sum will be computed as follows:

               (i) For purposes of this calculation, the annual base salary that the

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          Executive is projected to receive for employment for the Calculation
          Year will be calculated at the highest annual base salary rate in effect for the Executive during the three-year period ending with the last complete calendar year before his termination of employment. For purposes of this calculation, the annual cash incentive awards that the Executive is projected to receive for employment in the Calculation Year will be calculated at a rate equal to the highest annual cash incentive award paid to the Executive during the three-year period ending with the last complete calendar year before his termination of employment. Salary and bonus that the Executive elected to defer will be taken into account for purposes of this Agreement without regard to the deferral.

               (ii) If the Executive has not yet received an annual cash incentive award for the year in which his employment terminates, the lump sum payment will be increased to include a pro-rated award for the portion of the year preceding the Executive's termination of employment. If the Executive has not yet received payment of his annual cash incentive award for the year preceding his termination of employment, the lump sum payment will be increased to include an award for the year preceding the Executive's termination of employment. The incentive award for the year or portion of the year preceding the Executive's termination of employment will be determined according to clause (i) above, unless the Board of Directors made a good faith final determination of the amount of the applicable

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          incentive award pursuant to Section 4(a)(ii) before the Executive's termination of employment. If the Board of Directors made such a determination, the applicable incentive award will be computed according to the Board of Directors' determination.

               (iii) Present value will be computed by the Company as of the date of the Executive's termination of employment, based on a discount rate equal to the applicable Federal short-term rate, as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded monthly, in effect on the date on which the present value is determined.

               (iv) The lump sum payment will be paid within 30 days after the Executive's termination of employment.

          (c) As set forth in the existing credited service agreement between the Executive and the Company, the Executive will be credited with a total of 30 years of service for purposes of the Company's retirement plans.

          6.   Termination of Employment.
               -------------------------

          (a) During the Term of this Agreement, the Company may terminate the Executive's employment only for Cause. During the Term of this Agreement, the Executive may voluntarily terminate employment under the circumstances described in clauses (i)-(v) of this subsection (a). After July 31, 1998, the Executive may voluntarily terminate employment under the circumstance described in clause
(vi) of this subsection (a). If the Executive's employment is

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terminated for Cause, or if the Executive voluntarily terminates employment pursuant to this Section 6(a), the Executive will be entitled to receive the benefits described in subsection (b). Subject to the provisions of this subsection (a), the Executive may voluntarily terminate employment after (i) the Executive's base salary is reduced, (ii) the Executive is not in good faith considered for incentive awards as described in Section 4(a)(ii), (iii) the Company fails to provide benefits as required by Section 4(b), (iv) the Executive's place of employment is relocated to a location further than 30 miles from Richmond, Virginia, (v) the Executive's working conditions or management responsibilities are substantially diminished (other than on account of the Executive's disability, as defined in Section 7 below), or (vi) the Executive voluntarily terminates employment on or after August 1, 1998 upon 90 days prior written notice to the Company and the Committee consents in writing to such termination. In order for clause (i), (ii), (iii), (iv) or (v) of this subsection (a) to be effective: (1) the Executive must give written notice to the Company indicating that the Executive intends to terminate employment under this subsection (a), (2) the Executive's voluntary termination under this subsection must occur within 60 days after an event described in clause (i),
(ii), (iii), (iv) or (v) of the preceding sentence, or within 60 days after the last in a series of such events, and (3) the Company must have failed to remedy the event described in clause (i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described in clause (i), (ii), (iii), (iv) or (v), as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this subsection (a) on account

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of the event specified in the Executive's notice.

          (b) In accordance with the provisions of Section 6(a), the Executive will be entitled to receive the following benefits determined as of the date of his termination of employment:

               (i)   The Executive will receive the benefits described in
          Section 5(a)(i), (ii), (iii), (iv) and (v) above as of the date of his termination of employment. In addition, the Executive will receive the single lump sum cash payment described in Section 5(b) of this Agreement if such payment is not otherwise payable under the terms of
          Section 5(b).

               (ii) The Executive will be credited with a total of 30 years of service and will be considered to have attained age 60 (if he has not already done so) for purposes of the Company's retirement plans.

               (iii) The Executive will be credited with age and service credit through the end of the Term of this Agreement for purposes of computing benefits under the Company's medical and other welfare benefit plans, and the Company will continue the Executive's coverage under the Company's welfare benefit plans as if the Executive remained employed through the end of the Term of this Agreement. Notwithstanding the foregoing, if the Company determines that giving such age and service credit or continued coverage could adversely affect the tax qualification or tax treatment of a benefit plan, or otherwise have adverse

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          legal ramifications, the Company may pay the Executive a lump sum cash amount that reasonably approximates the after-tax value to the Executive of such age and service credit and continued coverage through the end of the Term of this Agreement, in lieu of giving such credit and continued coverage.

          (c) The amounts under this Agreement will be paid in lieu of severance benefits under any severance plan or program maintained by the Company. The amounts payable under this Agreement will not be reduced by any amounts earned by the Executive from a subsequent employer or otherwise. If the Executive voluntarily terminates employment prior to the end of the Term of this Agreement for a reason not described in subsection (a) above or Section 7 below, this Agreement will immediately terminate and the Executive shall be entitled to the payment of the benefits under Sections 5(a), 5(b) and 5(c).

     7.   Disability or Death.  If the Executive becomes disabled (as defined
          -------------------
below) during the Term of this Agreement while he is employed by the Company, the Executive shall be entitled to receive the benefits described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v), 5(b), and 6(b)(ii) of this
Agreement as of the date on which he is determined by the Company to be disabled. If the Executive dies during the Term of this Agreement while he is employed by the Company, the benefits described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), 5(a)(v), 5(b), and 6(b)(ii) will be provided to the Executive's beneficiary designated under the terms of the applicable benefit plan. The foregoing benefits will be provided in addition to any death, disability and other benefits provided under Company benefit plans in which the Executive

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participates. Except to the extent provided in this Section 7, the provisions of
Sections 1, 2, 4, 5 and 6 of this Agreement will terminate upon the Executive's death or disability. The term "disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform any and every duty pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

     8.   Cause.  For purposes of this Agreement, the term "Cause" means (i)
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material misappropriation with respect to the business or assets of the Company,
(ii) persistent refusal or willful failure of the Executive materially to perform his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony involving moral turpitude, or (iv) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties. The foregoing acts or events will constitute "Cause" for purposes of this Agreement only to the extent that they were committed on or after September 15, 1995
(i.e., the date on which the 1995 Employment Agreement was amended).

     9.   Parachute Tax.  If the Company determines that any amounts payable
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under this Agreement would be subject to the excise tax imposed under Code
Section 4999 on "excess parachute payments", the Company will compute the after-tax amount that would be payable to

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the Executive if the total amounts that are payable to the Executive by the
Company, an affiliate, or a plan of the Company or an affiliate and are considered "parachute payments" for purposes of Code Section 280G ("Parachute Payments") were limited to the maximum amount that may be paid to the Executive under Code Sections 280G and 4999 without imposition of the excise tax (this after-tax amount is referred to as the "Capped Amount"). The Company will also compute the after-tax amount that would be payable to the Executive if the total Parachute Payments were payable without regard to the Code Sections 280G and 4999 limit (this after-tax amount is referred to as the "Uncapped Amount"). Notwithstanding anything in this Agreement to the contrary, if the Capped Amount is greater than or equal to 97% of the Uncapped Amount, then the total benefits and other amounts that are considered Parachute Payments and are payable to the Executive under this Agreement will be reduced to the largest amount that will result in no portion of any such payment being subject to the excise tax imposed by Code Section 4999. Tax counsel selected by mutual consent of the Company and the Executive will determine the amount of any such reduction in good faith. The determination will be made before the payments are due and payable to the Executive, to the extent possible. The Executive will determine which payments will be reduced, subject to approval by the Company (which approval may not be unreasonably withheld). The Executive will have no right to receive Parachute Payments under this Agreement in excess of the reduced amount. The calculations under this Section will be made in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the calculations are made.

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     10.  Indemnification.  The Company will pay all reasonable fees and
          ---------------
expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

     11.  Form of Payment. All amounts payable under this Agreement (other than
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restricted stock, which will be paid according to the terms of the Company's
Long-Term Incentive Plan and Incentive Compensation Plan) will be paid in cash, subject to required income and payroll tax withholdings.

     12.  Administration.  The Committee will be responsible for the
          --------------
administration and interpretation of this Agreement on behalf of the Company. If for any reason a benefit under this Agreement is not paid when due, the Executive may file a written claim with the Committee. If the claim is denied or no response is received within 90 days after the filing (in which case the claim is deemed to be denied), the Executive may appeal the denial to the Board of Directors within 60 days of the denial. The Executive may request that the Board of Directors review the denial, the Executive may review pertinent documents, and the Executive may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require that the Board of Directors extend the period for another 60 days. If the Company defaults in an obligation under this Agreement, the Executive makes a written claim pursuant to the claims procedure described above, and the Company fails to remedy the default within the claims procedure period, then all amounts payable to the Executive under this Agreement will become due and owing.

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     13.  Assignment.  The rights and obligations of the Company under this
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Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all or substantially all of the Company's assets, the surviving or acquiring corporation will succeed to the Company's rights and obligations under this Agreement. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate (or other beneficiary designated under the terms of the applicable benefit plan) will receive any amounts payable under this Agreement after the death of the Executive.

     14.  Rights Under the Agreement.  The right to receive benefits under the
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Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement. The Executive will for all purposes be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

     15.  Notice.  For purposes of this Agreement, notices and all other
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communications must be in writing and are effective when delivered or mailed by
United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the

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attention of the Chairman of the Committee. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

     16.  Miscellaneous.  This instrument contains the entire agreement of the
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parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

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     WITNESS the following signatures.

                                    DOMINION RESOURCES, INC.



                                    By:  /s/ K. A. RANDALL
                                       ---------------------------
                                         Kenneth A. Randall,
                                         Chairman, Organization and
                                         Compensation Committee

Dated: April 19, 1999



                                         /s/ THOS. E. CAPPS
                                       ---------------------------
                                         Thos. E. Capps

Dated: April 19, 1999

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